     EMPLOYMENT AGREEMENT (this "Agreement"), made as of January 8, 1997, by and between Remington Products Company, L.L.C., a Delaware limited liability (the "Company"), and Neil P. DeFeo, an individual (the "Executive").

                           WITNESSETH:
                           -----------

          WHEREAS, the Company desires to retain Executive to serve it in the capacity of President and Chief Executive Officer and to perform services on its behalf in said position;

          NOW, THEREFORE, in consideration of the foregoing and of the mutual promises and covenants herein contained, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

         1.   EMPLOYMENT

          The Company agrees to employ Executive and Executive agrees to serve the Company on the terms and conditions set forth herein.

          2.  TERM

          This Agreement shall be for an initial period of three (3) years (the "Initial Term"); provided that the term of this Agreement shall be extended for two years unless six months prior to the third anniversary of the date hereof, the Company notifies the Executive, or three months prior to such anniversary, the Executive notifies the Company, that the Agreement will be terminated at the end of the Initial Term. Successive two-year extensions occur thereafter in the same manner unless notice of termination is given by the Company at least six months, or by the Executive at least three months, prior to the end of the then effective Term. As used herein, "Term" means the Initial Term and any extensions thereof as provided for in this Section 2.

         3.   POSITION AND DUTIES

          (a) Executive shall serve as Chief Executive Officer and President of the Company and shall perform such duties and exercise such supervision and powers over and with regard to the business of the Company customarily associated with the position of Chief Executive Officer and President, as well as such duties and services prescribed herein and as may be reasonably prescribed from time to time by the Management Committee of the Company (the "Board"). Executive shall perform such duties to the best of his ability and in a diligent and proper manner. Executive shall be appointed to serve as a member of the Board during the term of his employment with the Company.

          (b) Except during vacations and periods of illness, Executive shall, during the term of this Agreement, devote all his business time (as opposed to personal time) and attention to the performance of services for the Company. The Executive shall cooperate reasonably in any sale of the Company, IPO or similar transaction. The Executive shall have the right to serve on other boards of directors, subject to the consent of the Company, which consent shall not be unreasonably

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 withheld.

         4.   COMPENSATION AND RELATED MATTERS

          (a) Salary. During the period of Executive's employment hereunder, the Company shall pay to Executive a salary at a rate of not less than $300,000 per annum payable in accordance with normal payroll practices of the Company but not less frequently than monthly. The Executive's salary may be increased from time to time and, if so increased, shall not thereafter be decreased during the Term of this Agreement, except that it may be decreased in connection with a general reduction of salaries of executives, but in no event to less than $300,000. As used herein, "Base Salary" means Executive's initial salary hereunder as the same is increased. The salary payments hereunder shall not in any way limit or reduce any other obligation of the Company hereunder, and no other compensation, benefit or payment hereunder shall in any way limit or reduce the obligation of the Company to pay Executive's Base Salary hereunder.

          (b) Deferred Compensation. During the period of the Executive's employment under this Agreement, the Executive shall accrue deferred compensation at the rate of $100,000 per year. One twelfth of this amount shall be deposited monthly in a rabbi trust with terms reasonably acceptable to the Executive, or such other arrangement as is reasonably satisfactory to the Executive.

          (c) Welfare and Retirement Benefits. From and after the date of this Agreement, Executive shall be entitled to participate in all of the Company's employee pension plans, welfare benefit plans, tax-deferred savings plans, or other welfare or retirement benefits or arrangements (including any insurance or trust arrangements maintained generally for the benefit of the Company's directors and officers) and in which the executive officers of the Company are entitled generally to participate (collectively, the "Company Benefit Plans") on the same basis as other executive employees. The Company shall provide the Executive with term life insurance in the amount of at least $500,000 (insurance provided pursuant to the existing Company Benefit Plan shall count towards the $500,000). The Company shall use its best efforts to enable the Executive to purchase up to an additional $500,000 in term life insurance at the Executive's expense.

          (d) Bonus/Incentive Compensation. (I) The Board shall (A) establish performance targets based on profits of the Company and its consolidated subsidiaries and other reasonable financial criteria at or around the commencement of each fiscal year and (B) establish a target for aggregate bonuses for the Company's executives for each fiscal year (the "Bonus Pool") which may increase or decrease depending upon the extent to which the performance criteria for such fiscal year are achieved. Executive's percentage of the Bonus Pool will be set so that Executive will receive a bonus of not less than $200,000 in the event that the Company achieves 100% of the criteria established for such year (the "Target Bonus").

               (ii) The Executive shall be entitled to options for the Company's common equity upon the signing of this Agreement, subject to the terms of the Option Agreement for Neil P. DeFeo entered into simultaneously with this Agreement. In addition, the Executive is entitled to participate in a phantom equity plan with the terms set forth on Schedule A attached thereto.

          (e) Management Incentive Option Plan. The Board will adopt an option plan for the Company's senior executives which will enable the executives (including Executive) to acquire

                                  2

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up to 3% in the aggregate of the common equity of the Company (determined as of the date the plan is adopted). If not already adopted, the Board will adopt the plan prior to June 30, 1997. The exercise price for the units of common equity shall be based on the fair market value of such units at the time of the grant as determined in good faith by the Board. The plan will provide for the granting of a portion of the plan options after the completion of each fiscal year if performance criteria established for such fiscal year by the Board at the beginning of such year are satisfied. The allocation of options among the executives under this plan will be recommended to the Board by the Executive and the compensation committee of the Company based upon merit and overall contribution to the Company.

          (f) Vacations. Executive shall be entitled to the number of paid vacation days in each calendar year determined in accordance with the Company's vacation policies but in no event less than four weeks.

          (g) Expenses. During the term of Executive's employment hereunder, Executive shall be entitled to receive prompt reimbursement from the Company of all reasonable business related expenses incurred by Executive in performing services hereunder, including all expenses of travel and living expenses while away from home on business or at the request of, and in the service of, the Company; provided that such expenses are incurred and accounted for in accordance with the policies and procedures established by the Company from time to time.

          (h) Certain Benefits. The Company shall furnish Executive with office space, secretarial assistance and such other facilities and services as shall be suitable to Executive's position and adequate for the performance of his duties as set forth in Section 3 hereof.

          (I) Relocation Costs. The Company shall reimburse Executive for reasonable costs related to relocation customarily paid by employers for comparable senior officers, including, but not limited to, (1) the costs of moving executive, his family and their property to Connecticut, (2) transportation and related costs for reasonably required trips by the Executive's wife to Connecticut to assist in locating a house, (3) the cost of temporary housing for the Executive from the date hereof until the earlier to occur of the date that the Executive moves into a permanent residence and September 1, 1997, (4) reasonable closing costs associated with the sale of the Executive's existing house and his purchase of a new house, and (5) reimbursement of any loss on the sale of the Executive's existing house; provided, however, that the amount payable under item (4) shall not include more than one and one half points payable in order to obtain a mortgage, and amounts payable under item (5) shall not exceed $50,000. All amounts paid to the Executive under this Section 4(I) shall be "grossed up" to reimburse the Executive for income taxes payable on such amounts, but only to the extent such amounts are not deductible by the Executive. The Company shall also provide the Executive with the use of an automobile during such transitional period.

          (j) Initial Attorneys' Fees. The Company shall reimburse the Executive for all reasonable attorneys' fees and costs incurred by the Executive in the negotiation and creation of this Agreement and the Option Agreement for Neil P. DeFeo.

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

         5.   TERMINATION

          Executive's employment hereunder may be terminated under the following circumstances:

          (a) Death. Executive's employment hereunder shall terminate upon his death.

          (b) Disability. If Executive is unable to timely and regularly perform its duties hereunder due to physical or mental illness, injury or incapacity, as determined by the Board in good faith, based on medical evidence acceptable to it (a "Disability") and such Disability continues for a period of six consecutive months, then, notwithstanding the provisions of
Section 2, the Company may terminate Executive's employment hereunder. A return to work for less than thirty consecutive days during any period of Disability shall not be deemed to interrupt the running of (and shall be included in) the aforementioned six-month period.

          (c) Cause. The Company may terminate Executive's employment hereunder at any time for Cause. For purposes of this Agreement, "Cause" shall mean a termination of employment of the Executive by the Company or any subsidiary thereof due to (I) the commission by the Executive of an act of fraud or embezzlement (including the unauthorized disclosure of confidential or proprietary information of the Employer or any of its subsidiaries which results in material financial loss to the Company or any of its subsidiaries), (ii) the commission by Executive of a felony (A) materially involving the Company or (B) materially affecting the Executive's ability for a sustained period to perform services in the manner required hereunder,
(iii) the willful misconduct of the Executive as an employee of the Company or any of its subsidiaries which is reasonably likely to result in material injury or financial loss to the Company or any of its subsidiaries or, (iv) the willful failure of the Executive to render services to the Company or any of its subsidiaries in accordance with the Executive's employment which failure amounts to a material neglect of the Executive's duties to the Company or any of its subsidiaries, or (v) a willful material breach of the covenants in Section 3(a) (but only in the penultimate sentence thereof),
Section 3(b) and Sections 10 or 11 hereof by Executive, which breach is not cured within thirty (30) days after written notice of such breach is delivered to Executive. Executive shall not be deemed to have been terminated for Cause unless the Company shall have given or delivered to Executive (1) reasonable notice setting forth, in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination for Cause and (2) a reasonable opportunity for Executive, together with his counsel, to be heard before the Board.

          For purposes of determining whether Executive was given "reasonable notice" and "reasonable opportunity to be heard" in connection with any determination by the Board as to whether Cause exists, 10 business days notice of the Board meeting shall be deemed to constitute "reasonable notice" (without prejudice to the determination of whether some other period would also constitute "reasonable notice") and the opportunity for Executive and his counsel to present arguments to the Board at such meeting as to why Executive believes that no Cause exists shall constitute "reasonable opportunity to be heard" (without prejudice to the determination of whether some other forum or method would also constitute a "reasonable opportunity to be heard").

          (d) Termination by Executive for Good Reason. Executive may voluntarily terminate his employment hereunder at any time for Good Reason. For purposes of this Agreement,

"Good Reason" shall mean (I) a material breach of this Agreement by the Company which has not been cured within thirty (30) days after the Board's receipt of written notice of such non-compliance from the Executive; (ii) the assignment to Executive by the Company of duties materially and adversely inconsistent with Executive's position, duties or responsibilities as in effect immediately after the date of execution of this Agreement including, but not limited to, any material reduction in such position, duties or responsibilities, or a change in Executive's titles or offices, as then in effect, or any removal of Executive from, or any failure to reelect Executive to, any of such positions, except in connection with the termination of his employment pursuant to subsections 5(a), 5(b) or 5(c); (iii) the relocation of the Company's headquarters to a place more than 30 miles from its present location without the approval of the Executive; (iv) the occurrence of a Company Illegal Act; and (v) the occurrence of a Change of Control, provided that a resignation prior to the 90th day following such Change of Control shall not be deemed a termination for "Good Reason." A "Company Illegal Act" shall mean an action taken by the Company with the approval of the Board after (1) the Executive has notified the Board that he believes that the proposed action will result in a material violation of federal or state law that will result in a material penalty for the Company and (2) the Board does not obtain an opinion of its outside counsel in respect of the proposed action or it has received an opinion of its outside counsel to the effect that such action is substantially likely to violate law and result in material penalty for the Company. A "Change of Control" shall occur when Vestar Equity Partners. L.P. (l) no longer has the legal right, directly or indirectly, to control the management of the Company or its successor and (2) has beneficial ownership (as that term is defined in the Securities Act of 1934), whether held directly or indirectly, of less than 50% of the common equity interests in the Company or its successor which have the power to elect the Board, provided that a Change of Control shall not result if such change in beneficial ownership occurs in connection with or after a public offering of the common equity interests in the Company or its successor, or a corporation formed pursuant to Section 10.5 of the Amended and Restated Limited Liability Company Agreement of the Company which controls the Company or its successor. Notwithstanding the foregoing, Executive shall be entitled to elect to terminate his employment for "Good Reason" only if Executive gives the Company a Notice of Termination notifying the Company of his election to terminate employment for "Good Reason," within 30 business days after the occurrence of the event which Executive asserts as the basis for Executive's right to terminate his employment for "Good Reason."

          (e) Termination by Company Without Cause. The Company may at any time terminate the Executive for any reason and, except for the amounts payable pursuant to subsection 6(a) hereof, Executive shall have no claim against the Company under this Agreement or otherwise by reason of such termination. Termination of Executive's employment pursuant to this subsection 5(e) shall be deemed to be exclusive of termination under any other subsection of this Section 5 and of termination of Executive's employment upon expiration of the Term of this Agreement.

          (f) Notice of Termination. Any termination of Executive's employment by the Company or by Executive (other than termination pursuant to subsection 5(a) hereof) shall be communicated by written Notice of Termination to the other party hereto. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances, if any, claimed to provide a basis for termination of Executive's employment under the provision so indicated.

         6.   COMPENSATION UPON TERMINATION



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         (a)   If Executive's employment is terminated by the Company
pursuant to subsection 5(e), or if Executive shall terminate his employment pursuant to subsection 5(d), then Executive shall be entitled to receive the Salary Severance Benefit and the Bonus Severance Benefit in lieu of any further salary and bonus or other incentive compensation payments to Executive for periods subsequent to the date of termination. Executive shall be entitled to continue to participate in all Company Benefit Plans on the same basis as the Company's executive employees through the end of the fiscal year in which such termination occurs, provided that the Company shall continue to provide, at the Company's expense, COBRA benefits required to be provided by law after termination of employment.

         (b) If Executive's employment terminates for any reason other than pursuant to subparagraph 5(e) or 5(d), Executive shall receive compensation and benefits through the end of the calendar month in which termination occurs (or, if earlier, the end of the Term then in effect) and shall thereafter receive no other compensation or, except as required by law, any benefits of any kind whatsoever; it being understood that no bonus shall be payable for the year in which such termination occurs.

         (c) Any sums due pursuant to the provisions of this subsection 6(a) shall be reduced (1) by any sums payable to Executive pursuant to any severance or termination pay program maintained by the Company and (2) 75% of any compensation earned by Executive during the Severance Term.

         (d) For purposes of this Section 6, the following terms shall have the meaning set forth in this subsection (d). "Severance Term" shall mean in the case of a termination prior to the first anniversary hereof the two-year period commencing on the effective date of the termination and in the case of a termination at any time on or after the first anniversary hereof the eighteen month period commencing on the effective date of the termination. "Salary Severance Benefit" shall mean the sum of the salary that would have been payable and the deferred compensation that would have accrued from the effective date of termination through the end of the Severance Term based on the Base Salary in effect on the effective date of the termination. The "Bonus Severance Benefit" shall mean the sum of (1) 100% of the Annual Severance Bonus (as defined below) for each fiscal year ending in the Severance Term plus (2) an amount equal to a pro rata portion of the Annual Severance Bonus for the fiscal year beginning in but ending after the Severance Term (based on the number of days of such fiscal year which are included in the Severance Term); provided, however, that (A) in the event of a termination before July 1 of any fiscal year the amount payable under the preceding clause (2) shall not exceed 50% of the Annual Severance Bonus and
(B) in the event of a termination prior to July 1, 1997 the Bonus Severance Benefit shall be 200% of the Annual Severance Bonus. The "Annual Severance Bonus" shall be determined as follows. If the termination occurs prior to the first anniversary hereof, Annual Severance Bonus shall equal the Target Bonus. If the termination occurs on or after the first anniversary hereof, the Annual Severance Bonus shall equal the bonus actually payable in respect of the fiscal year in which the termination occurs, provided, however, that if the termination occurs in the first sixth months of the fiscal year, the Annual Severance Bonus shall equal the bonus payable in respect of the immediately preceding fiscal year.

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         (e)  The Salary Severance Benefit and the Bonus Severance Benefit
shall be paid during the Severance Term in the same manner and on the same dates that the salary and bonus would have been payable had he not been terminated, i.e., an amount equal to the Annual Severance Bonus shall be paid when the bonus would be payable for each of the fiscal year in which termination occurs and the next succeeding fiscal year, and the pro rata portion of the Annual Severance Bonus will be paid when the bonus for the last fiscal year beginning in the Severance Term is paid.

         (f) In order to secure its obligations to pay the Salary Severance Benefit and the Bonus Severance Benefit, the Company shall obtain a letter of credit on terms reasonably satisfactory to the Executive and the Company which may be drawn by the Executive in the event of a default in respect of such payments. A letter of credit shall remain effective for this purpose until the earnings (before interest, taxes, depreciation and amortization) of the Company exceed $26,000,000 for the trailing twelve-month period measured as of the end of any fiscal quarter ending after the date hereof.

         (g) In the event that the Company elects not to extend the Term as provided in Section 2 hereof, the provisions of this Agreement shall nevertheless continue to apply, except that the Severance Term shall be twelve months from the date of termination of employment and that the Executive may terminate his employment at any time with or without Good Reason. The provisions of Section 10 and 11 shall continue to apply, except that the Noncompete Period shall expire on the later to occur of the first anniversary of the date Executive's employment is terminated or the last day of the Severance Term, whichever is later.

         7.   ARBITRATION: LEGAL FEES: REIMBURSEMENT OF CERTAIN
EXPENSES

         (a) To the extent that the parties are unable to resolve any disputes arising under this Agreement, then either party may submit the dispute to binding arbitration in New York City in accordance with the rules for Employee Dispute Resolution of the American Arbitration Association then in effect (and the Company will pay all filing fees for commencing such arbitration). The arbitrators decision shall be made in accordance with such rules, shall be delivered in writing to the parties and shall be conclusive and binding upon the parties. Nothing in this Section 7(a) shall obligate the Company or entitle Executive to submit any claim arising under Section 10 or 11 of this Agreement to arbitration or otherwise limit the Company's rights under subsection 1 l(d).

         (b) The Company shall promptly reimburse Executive for the first $50,000 of reasonable legal fees and reasonable expenses incurred by Executive in connection with seeking to obtain or enforce in good faith any right or benefit provided to Executive by the Company pursuant to or in accordance with this Agreement and the Option Agreement and for 50% of all such amounts incurred by Executive in excess of $50,000 up to a maximum of $100,000 of aggregate benefits paid under this Section 7(b), provided, however, that notwithstanding the foregoing, the Company shall pay all of the reasonable expenses incurred by Executive if Executive prevails in such dispute. In addition, the Company hereby agrees that the amount of any such legal fees and expenses reimbursed to Executive in connection with obtaining or enforcing any right or benefit provided to Executive by the Company pursuant to or in accordance with this Agreement will not be taken into account by the Company in determining the aggregate compensation paid or payable to Executive under this Agreement. None of the legal fees or reasonable expenses paid to Executive by the Company under this Section 7 shall be recoverable. The Company shall bear its own costs and attorneys' fees in any

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arbitration under this Agreement.

         8.   INDEMNIFICATION

         The Company shall indemnify Executive (and his legal representatives or other successors), unless expressly prohibited by applicable law, against all losses, claims, damages, liabilities, costs, charges and expenses whatsoever (including but not limited to all legal fees payable to attorneys reasonably acceptable to the Company and designated by Executive and any other expenses and other disbursements incurred in connection with investigating, preparing to defend or defending any action, suit or proceeding, including any inquiry or investigation, commenced or threatened, or in preparing to defend any claim or threatened claim) incurred or sustained by him or his legal representatives in connection with any action, suit or proceeding to which he (or his legal representatives or other successors) may be made a party by reason of his being or having been a director, officer or employee of the Company including payment of expenses in advance of the final disposition of the proceeding. The Company further agrees, upon demand by Executive, promptly to reimburse Executive for, or pay, any loss, claim, damage, liability or expense, unless expressly prohibited by applicable law, to which the Company has agreed to indemnify Executive pursuant to Sections 7 and 8 hereof. If any action, suit or proceeding is brought or threatened against Executive in respect of which indemnity may be sought against the Company pursuant to the foregoing, Executive shall notify the Company promptly in writing as soon as practicable of the threat or the institution of such action, suit or proceeding. Within 30 days of such notice, the Company shall inform Executive in writing whether it elects to control and direct the proceedings relating to such action or claim. If it so elects, the Company shall have the right to direct, control and supervise Executive's defense of such action, suit or proceeding with counsel of the Company's choosing. Executive may designate separate counsel, at his own expense, and shall be entitled to participate in all aspects of the defense of such action, suit or proceeding. If the Company fails to elect to control the proceeding, Executive shall direct and control the proceeding at Company's expense and the Company shall have the right to participate in all aspects of such defense. Neither Executive nor the Company shall settle or compromise any such action, suit or proceeding without the written consent of the other party hereto, which consent may not be unreasonably withheld; notwithstanding the foregoing, the consent of Executive shall not be required if such settlement or compromise solely involves the payment of money or property by the Company or otherwise has no adverse effect on Executive. The Company shall continue to maintain officers and directors liability insurance at the levels applicable as of the date hereof, provided that the Company shall not be required to pay annual premiums that exceed 200% of the annual premiums in effect as of the date hereof.

         9.   TAXES

         The Company shall deduct from all amounts payable under this Agreement all federal, state, local and other taxes required by law to be withheld with respect to such payments.

         10.  CONFIDENTIALITY

         Executive acknowledges that the information, observations and data obtained by him while employed by the Company concerning the business or affairs of the Company and its subsidiaries which are not available to the public, customers, suppliers and competitors of the

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Company which are in the nature of trade secrets, are proprietary or the disclosure of which could reasonably be expected to cause a financial loss to the Company, or otherwise have a material adverse effect on the Company ("Confidential Information") are the property of the Company or such subsidiary. Therefore, Executive agrees that he shall not disclose to any unauthorized person or use for his own account any Confidential Information without the prior written consent of the Board, unless and to the extent that the aforementioned matters become generally known to and available for use by the public other than as a result of Executive's acts or omissions to act. Executive shall deliver to the Company at the termination of employment, or at any other time the Company may request, all memoranda, notes, plans, records, reports, computer tapes and software and other documents and data (and copies thereof) relating to the Confidential Information, work product or the business of the Company or any of its subsidiaries which he may then possess or have under his control.

         11.  NON-COMPETE. NON-SOLICITATION

         (a) Executive agrees that during the Noncompete Period (as defined below), he shall not directly or indirectly own, manage, control, participate in, consult with, render services for, or in any manner engage in any business that competes anywhere in the United States, Canada or anywhere else in Me world with the businesses of the Company or its subsidiaries as businesses exist or are in process on the date of the termination of Executive's employment. Nothing herein shall prohibit Executive from owning not more than 5% of the outstanding stock of any class of a corporation which is publicly traded, so long as Executive has no active participation in the business of such corporation. For purposes of this Agreement, the term "Noncompete Period" means the period beginning on the date of this Agreement and ending on the earlier to occur of (1) the first anniversary of the last day of the Term and (2) the last day of any Severance Term resulting from a termination of the Executive.

         (b) Executive shall not directly or indirectly through another entity (I) induce or attempt to induce any Senior Executive of the Company or its subsidiaries to leave the employ of the Company or such subsidiary, or in any way interfere with the relationship between the Company or its subsidiaries and any Senior Executive thereof, (ii) hire any person who was a Senior Executive of the Company or its subsidiaries at any time during Executive's employment with the Company until the later of the first anniversary of the termination of the Executive's employment and the six month anniversary of such Senior Executive's departure from the Company, or
(iii) for the two year period after the termination of his employment with the Company induce or attempt to induce any customer, supplier, licensee or other business relation of the Company or its subsidiaries to cease doing business with the Company or its subsidiaries, or in any way interfere with the relationship between any such customer, supplier, licensee or business relation and the Company or its subsidiaries. "Senior Executive" shall mean any employee of the Company with significant managerial responsibility over material areas of the business of the Company, including, without limitation, financial, marketing, sales, distribution or manufacturing.

         (b) If, at the time of enforcement of this Section 11, a court or arbitrator shall hold that the duration, scope or area restrictions stated herein are unreasonable under circumstances then existing, the parties agree that the maximum duration, scope or area reasonable under such circumstances shall be substituted for the stated duration, scope or area and that the court or arbitrator shall be allowed to revise the restrictions contained herein to cover the maximum period, scope and area permitted by law.

         (c) In the event of the breach or a threatened breach by Executive, of any of the provisions of Section 10 or this Section 11, the Company, in addition and supplementary to other rights and remedies existing in its favor, may apply to any court of law or equity of competent jurisdiction for specific performance or injunctive or other relief in order to enforce or prevent any violations of the provisions hereof (without posting a bond or other security).

         11.  SUCCESSORS: BINDING AGREEMENT

         (a) This Agreement shall be binding upon and inure to the benefit of the Company and any successor of the Company, including, any corporation acquiring directly or indirectly all or substantially all of the membership Units, business or assets of the Company, whether by merger, restructuring, reorganization, consolidation, sale or otherwise (and such successor shall thereafter be deemed the "Company" for the purposes of this Agreement). Each of the Company's subsidiaries are hereby acknowledged to be third-party beneficiaries with respect to the provisions of Sections 10 and 11 hereof and shall be entitled to enforce such provisions as if they were parties hereto.

         (b) This Agreement and all rights of Executive hereunder shall inure to the benefit of and be enforceable by Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If Executive should die while any amounts would be still payable to him hereunder if he had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to Executive's devisee, legates, or other beneficiary or, if there be no such beneficiary, to Executive's estate.

         13.  NOTICE

         For the purposes of this Agreement, notices, demands and all other communications provided for in the Agreement shall be in writing and shall be deemed to have been duly given when hand delivered or (unless otherwise specified) when mailed by United States certified mail, return receipt requested, postage prepaid, addressed as follows:

          If to Executive:
          ----------------

          Neil P. DeFeo
          175 Indian Road
          Piedmont, California 94610

          If to the Board or the Company:
          -------------------------------

          Remington Products Company, L.L.C.
          c/o Vestar Capital Partners
          245 Park Avenue, 41st Floor
          New York, New York 10167
          Attention: Robert L. Rosner

          If to the Company:
          ------------------

          Remington Products Company
          60 Main Street
          Bridgeport, Connecticut 06604
          Attention: General Counsel

or to such other address as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

         14.  SURVIVORSHIP

         The respective rights and obligations of the parties hereunder, including the rights and obligations set forth in Sections 6, 7, 8, 9, 10 and 11 of this Agreement, shall survive any termination of this Agreement to the extent necessary to the intended preservation of such rights and obligations. In addition, the terms of this Agreement shall continue in effect as provided in Section 6(g).

         15.  REPRESENTATIONS AND WARRANTIES

         The Company represents and warrants that (a) it is fully authorized and empowered to enter into this Agreement and that the Board has approved the terms of this Agreement, (b) the execution of this Agreement and the performance of its obligations under this Agreement will not violate or result in a breach of the terms of any material agreement to which the Company is a party or by which it is bound, no approval by any governmental authority or body is required for it to enter into this Agreement, and (d) the Agreement is valid, binding and enforceable against the Company in accordance with its terms, except to the extent affected or limited by applicable bankruptcy laws or other statutes governing the right of creditors generally and any regulations or interpretations thereof Executive represents and warrants that his execution of this Agreement and his performance of his duties and responsibilities under this Agreement will not violate or result in a breach of the terms of any material agreement to which he is a party or by which he is bound.

         16.  MISCELLANEOUS

         The parties hereto agree that this Agreement contains the entire understanding and agreement between them, and supersedes all prior understandings and agreements between the parties respecting the employment by the Company of Executive, and that the provisions of this Agreement may not be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by the parties hereto. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time. No agreements or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party which are not set forth expressly in this Agreement. The validity, interpretations, construction and performance of this Agreement shall be governed by the laws of the State of New York without giving effect to the conflict of laws principles thereof.

         17.  VALIDITY

         The invalidity or unenforceability of any provision or provisions of this Agreement shall not affect the validity or enforceability of any other provision or provisions of this Agreement, which shall remain in full force and effect.

         18.  COUNTERPARTS

         This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and the year first above written.


                                        REMINGTON PRODUCTS COMPANY, L.L.C.



                                       /s/ Daniel S. O'Connell
                                       -----------------------
                                       Name:
                                       Title: Director

                                      /s/ Neil P. DeFeo
                                      -----------------

                            Schedule A


                            TERM SHEET
                               for
                       PHANTOM EQUITY PLAN


    1. Upon the occurrence of a Payment Event, the Executive shall be entitled to receive the amounts set forth in paragraph 2. A "Payment Event" means (a) a purchase of Common Units by the Company pursuant to the Option Agreement on account of a termination of employment or (b) a Company Sale or an IPO (as each is defined in the Amended and Restated Agreement of Limited Liability Company for the Company, as in effect on the date hereof).

    2. The amounts payable shall equal the Applicable Percentage (as set forth below) of the "Increase in Common Equity." The Increase in Common Equity equals the increase in the Value of the Common Equity from negative $56 million to such value as of the date of determination. The Value of the Common Equity equals the difference (which may result in a negative number) of (A) the Enterprise Value of the Company less (B) the sum of (1) the aggregate unpaid principal amount of funded indebtedness of the Company (other than amounts set forth in item (2)) plus accrued and unpaid interest,
(2) the average monthly principal balance of any working capital facility of the Company (for the trailing twelve month period ending as of the last day of the last month ending before the determination date) and (3) the outstanding amount of aggregate Unreturned Preferred Capital (including accrued and unpaid Preferred Yield). The Enterprise Value in the case of a Company Sale or an IPO shall equal the enterprise value of the Company implied from the price paid for the equity in the case of a Company Sale or the net price per common equity unit realized by the Company (i.e., net of underwriter commissions) in the case of an IPO. In the case of a termination of employment, the Enterprise Value shall equal the product of multiplying seven (7) times the 12-month trailing EBITDA of the Company (as determined in accordance with GAAP consistently applied) as of the last day of the last fiscal quarter ending prior to the date of determination, which in this case shall be the date of termination.

         The amounts due shall be paid within five (5) business days of the date the amount due is determined (subject to paragraph 4).

    3.   The Applicable Percentage shall mean:

               (a)  2% of the first $15 million of Increase in Common Equity;

               (b)  3% of the next $15 million of Increase in Common Equity;

               (c)  4% of the next $26 million in Increase in Common Equity; and

               (d)  5% of the next $8 million of Increase in Common Equity.

    4. If the Payment Event is due to a purchase of Common Units by the Company on account of a termination of employment, the amount payable (i.e., the percentage of the amount determined under paragraph 3) and the terms of payment shall be subject to the identical rules applicable to the repurchase of Common Units under the Option Agreement in connection with a termination of employment. If the Payment Event is an IPO, the amount due hereunder shall be paid in three equal annual installments beginning with the date of determination, which in the case of an IPO shall be the date that the IPO is consummated.